CHANGE IN INDEPENDENT REGISTERED PUBLIC AC
COUNTING FIRM
On May 14, 2010, the Fund's Directors, upo n the recommendation of the Audit Committee, appointed
KPMG LLP (KPMG) as the Fund's independent r egistered public accounting firm. On the sa me date, the
Fund's previous independent registered publi c accounting firm, Ernst & Young LLP (E&Y) re signed. The previous reports issued by E&Y on the Fund's financial statements for the fiscal years en ded September 30,
2008 and September 30, 2009, contained no ad verse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, aud it scope or accounting principles. During th e Fund's fiscal years ended September 30, 2008 and September 30, 2
009 and the interim period commencing October 1, 2009 and ending May 14, 2010: (i) there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused it to make reference to th e subject matter of the disagreements in connection with its rep orts on the financial statements for such ye ars; and (ii) there were no reportable events of the kind descri bed in Item 304(a) (1) (v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.
As indicated above, the Fund has appointed KP
MG as the independent registered public accounting firm to audit the Fund's financial statements for the fiscal year ending September 30, 2010. During the Fund's fiscal years ended September 30, 2008 and Se ptember 30, 2009, and the interim period commencing
October 1, 2009, and ending May 14, 2010, ne ither the Fund nor anyone on its behalf has consulted KPMG on items which: (i) concerned the applicatio n of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a) (1) (iv) of Item 304 of Regulations S-K) or reportable events (as described in paragraph (a) (1) (v) of said Item 304).